Exhibit 99.2

PAVmed Receives European CE Mark Certification for its CarpX® Minimally Invasive Carpal Tunnel Device

NEW YORK, May 25, 2021 (GLOBE NEWSWIRE) — PAVmed Inc. (Nasdaq: PAVM, PAVMZ) (the “Company” or “PAVmed”), a highly differentiated, multi-product, commercial-stage medical device company, today announced that it has received CE Mark certification for its CarpX® minimally invasive carpal tunnel device.

EU-based Notified Body TÜV Rhineland LGA Products GMBH issued a CE Certificate, effective May 24, 2021, declaring that CarpX conforms to the essential requirements of Medical Device Directive 93/42/EEC. With CE Mark secured, CarpX may now be marketed in CE Mark European countries, which include the European Economic Area (the EU, Norway, Iceland and Lichtenstein), Switzerland, and, until July 1, 2023, the United Kingdom.

“This important milestone is a testament to the tenacity, skill and hard work of our team, led by our Director of Quality, Matt Ennis,” said Lishan Aklog, M.D., PAVmed’s Chairman and Chief Executive Officer. “Carpal tunnel syndrome is widely prevalent in Europe and the estimated total addressable market opportunity for CarpX there is at least as large as in the U.S. We look forward to moving towards commercial launch in select European countries in the near future.”

About CarpX

CarpX is a patented single-use disposable minimally invasive device designed to treat carpal tunnel syndrome while reducing recovery times which has received U.S. Food and Drug Administration (FDA) 510(k) clearance and CE Mark (CarpX animation). CarpX is designed to closely mimic the anatomic results of invasive carpal tunnel surgery, but much less invasively, using catheters, balloons, radiofrequency energy and other established tools that have contributed to percutaneous and minimally invasive revolutions in the treatment of other conditions. The balloon catheter device is designed to be inserted under the scarred ligament in a minimally invasive fashion, while pushing the nerve and tendons away. When activated, bipolar radiofrequency electrodes precisely cut the ligament from the inside out in a matter of seconds. The device design provides physicians with ongoing feedback to optimize the safety and completeness of the procedure.

About PAVmed and Lucid

PAVmed Inc. is a highly differentiated, multi-product, commercial-stage medical technology company with a diversified product pipeline addressing unmet clinical needs encompassing a broad spectrum of clinical areas with attractive regulatory pathways and market opportunities. Its major subsidiary, Lucid Diagnostics Inc., markets the first and only commercial tools for widespread early detection of esophageal precancer and cancer – the EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device. Its GI Health division also includes the complementary EsoCure™ Esophageal Ablation Device with Caldus™ Technology. Its Minimally Invasive Interventions markets its CarpX® Minimally Invasive Device for Carpal Tunnel Syndrome. Other divisions include Infusion Therapy (PortIO™ Implantable Intraosseous Vascular Access Device and NextFlo™ Intravenous Infusion Set), and Emerging Innovations (non-invasive laser-based glucose monitoring, pediatric ear tubes, and mechanical circulatory support). For more information, please visit www.pavmed.com, follow us on Twitter, connect with us on LinkedIn, and watch our videos on YouTube. For more information on our majority owned subsidiary, Lucid Diagnostics Inc., please visit www.luciddx.com, follow Lucid on Twitter, and connect with Lucid on LinkedIn. For detailed information on EsoGuard, please visit www.EsoGuard.com and follow us on Twitter, Facebook and Instagram.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s common stock, Series W Warrants and Series Z Warrants; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market many of its products. The Company has been monitoring the COVID-19 pandemic and its impact on our business. The Company expects the significance of the COVID-19 pandemic, including the extent of its effect on the Company’s financial and operational results, to be dictated by, among other things, the success of efforts to contain it and the impact of actions taken in response. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts:

Investors

Mike Havrilla

Director of Investor Relations

(814) 241-4138

JMH@PAVmed.com

Media

Shaun O’Neil

Chief Commercial Officer

(518) 812-3087

SMO@PAVmed.com

Jim Heins / Katie Gallagher

LaVoieHealthScience

(646) 491-7042 / (617) 792-3937

PAVmed@lavoiehealthscience.com